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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:   Steve Carlson, CEO
           VelocityHSI, Inc.
           925.952.5600 v


              VELOCITYHSI ANNOUNCES OPERATING RESULTS AND STATUS
                        Company evaluating alternatives
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WALNUT CREEK, CALIFORNIA, April 2, 2001-- VelocityHSI, Inc. (OTCBB: VHSI), a
provider of high-speed Internet services to the apartment industry today announced that while it continues to provide service to existing subscribers, the company currently does not have financing in place to continue operations after the second quarter of 2001, and could be required to cease operations as early as May 1, 2001.

"We are actively searching for strategic opportunities including a merger, service agreement, investment in the company or another comparable transaction or a financial restructuring to maximize our value," said Stephen Carlson, VelocityHSI's president and CEO. "However, while some opportunities may be promising, we do not have any agreements in place." To continue operations beyond May 2001, the company will require an additional, substantial capital infusion. There can be no assurance that additional capital will be available to the company on acceptable terms, or at all.

The company also announced preliminary operating results for the fiscal year ended December 31, 2000, reporting gross revenue of $474,000 and a net loss of $24.3 million (a net loss of $3.92 per share). Shareholder's deficit was $9.7 million at December 31, 2000. These amounts are unaudited and subject to possible significant change. As previously announced in December, 2000, the company has reduced its staff by approximately 50% to conserve its resources and continues to take aggressive steps to reshape the company's cost structure to preserve operating capital. In addition, the company today announced that it has eliminated an additional eight positions and may eliminate other positions in the future in order to preserve working capital. The company now has approximately 36 employees, of which 10 are part time. Despite these measures, the company expects to continue to generate operating and net losses.

VelocityHSI, Inc. became a publicly traded company when it was spun-off from BRE Properties, Inc. ("BRE") in August 2000. The company's primary source of working capital funding has been a line of credit from BRE (the "BRE Line"). As of December 31, 2000, BRE had extended approximately $7.2 million, excluding accrued interest of approximately $92,000, under the BRE Line. BRE has informed the company that it is making reserves or deductions against the BRE Line based on contracts entered into by
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BRE on behalf of the company. As a result of these reserves, BRE has advised the company that the amount available to the company under the BRE Line as of March 15, 2001 was approximately $700,000. BRE has indicated that it does not intend to increase its level of funding beyond such amounts, and the company currently has no external debt facility or source of funds other than BRE and subscriber revenue.

In light of the available amount under the BRE Line and the company's current lack of other funding sources, the company anticipates that cash currently available will permit continued operations only through the second quarter of 2001 and that it may be forced to cease operations as early as May 1, 2001, although there can be no assurance in this regard. In order to continue operations beyond that period, the company will require an additional, substantial capital infusion.

In the event the company is required to cease operations, the company's common stock is expected to have no value. In addition, potential investors in the company's securities should consider the risk that, even if the company is successful in completing a strategic transaction as described above, the company's common stock may nonetheless have no value. In addition, if the company is able to complete a financing through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to those of the rights of the company's common stock and the company's stockholders would likely experience significant dilution.

The company is not able to file its Annual Report on Form 10-K with the SEC as planned on March 31, 2001, because the company's auditors are continuing to review substantial "going concern" issues in light of the company's operating losses and liquidity issues. The company has filed "Notification of Late Filing" of its Annual Report on Form 10-K with the SEC to allow the company's board additional time to meet and determine a course of action which would allow finalization of the financial statements.

On March 23, 2001, one of the company's equipment vendors filed a complaint against VelocityHSI in the Superior Court of Contra Costa County, California, alleging breach of contract for non-payment and damages of no less than approximately $2.5 million. The vendor has invoiced the company for approximately $2.9 million in equipment at December 31, 2000, and the company has been negotiating over warranty returns and possible offsets and credits against this amount. The company intends to vigorously defend this action.

Unless the company can complete a strategic transaction as described above, however, the company expects to become subject to additional claims, lawsuits and other collection procedures. While it is not feasible to predict or determine the ultimate outcome of any claims such as those discussed above, these and other similar actions would likely have a material adverse effect on the company.

The company is also pursuing negotiations with a third party that may result in a new investment in the company. If such investment is made, it would resolve issues in
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connection with earlier arrangements between such party and the company.
Although the possible funding arising from current negotiations will assist the company to continue operating while seeking strategic alternatives, the company does not expect any resulting funding to allow continued operations beyond the second quarter of 2001.

________________
Safe harbor statement under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements that involve a number of risks and uncertainties. Actual events or results may differ materially as a result of the risks and uncertainties facing the company. Such risks and uncertainties include, but are not limited to, the company's expectation of operating losses and negative cash flow for the foreseeable future, the company's need to raise significant additional capital or the amount of additional capital required; the company's ability to consummate a strategic transaction on terms acceptable to it or at all and the potential impact of company's staff reductions on its future results of operations. Other risk factors include the company's limited operating history, the unpredictability of operating results, the company's highly competitive industry; and rapid technological change within the company's industry and the company's ability to retain its members of management, as well as the risks set forth under "Risk Factors" and in other cautionary statements included in the company's filings with the Securities and Exchange Commission.